Exhibit 4.1

THE COLONIAL BANCGROUP, INC.

COMMON STOCK

EMPLOYEE STOCK PURCHASE PLAN

April 20, 1994

Amended and Restated as of January 21, 2009

1. PARTICIPATION

All employees of The Colonial BancGroup, Inc., and its subsidiaries (the “Company”) shall have the right to purchase shares of the Company’s Common Stock through the Employee Stock Purchase Plan (the “Plan”). Employee means any person , including an officer, who is treated as an employee of the company for payroll tax purposes and who is customarily employed for at least twenty (20) hours per week. Such eligible employees who purchase shares in the Plan are hereinafter referred to as Participants. Participation in the plan is completely voluntary and must be the free election of the eligible employee.

Under the Plan, Participants may purchase the Company’s Common Stock from the Company at the Market Price, as defined in section 4. Shares shall be purchased either from the Company’s authorized but unissued shares of Common Stock or from shares acquired by the Company on the open market.

2. PURPOSE

The purpose of the Plan is to provide the employees of the Company with a convenient way to become shareholders in the Company. It is believed that employee participation in the ownership of the Company will help to promote employee incentives essential to the continued growth of the Company and the mutual benefit of its employees and shareholders. It is intended that this Plan provide for “broad-based participation” within the meaning of regulations promulgated under section 16(b) of the Securities Exchange Act of 1934.

3. STOCK PURCHASES

Participants may purchase Common Stock under the Plan at any time by completing, signing and delivering to the Stock Plan Manager of the Company a Subscription Form authorizing the Company to deduct from their regular bi-weekly salary a specified amount to be applied to the purchase of Common Stock under the Plan. Payroll deductions may not be less than $25 per deduction and not more than 15 percent of salary for the pay period in question. Any provisions of the plan to the contrary notwithstanding, no employee shall be permitted to purchase stock under the plan in an amount which exceeds twenty-five thousand dollars ($25,000) of the fair market value of such stock for each calendar year. Participants may deliver the Subscription Form in person or mail the Subscription Form to the Stock Plan Manager at the Company’s principal executive offices in Montgomery Alabama. Payroll deductions must be in whole dollar amounts only. Upon written request to the Stock Plan Manager of the Company by the employee, the amount of payroll deductions may be changed.

In addition to authorizing regular payroll deductions, Participants may send an amount once a month to the Stock Plan Manager to be applied to the purchase of Common Stock under the Plan. This payment must be in whole dollar amounts of not less than $100 and not in excess of $1,000 and must be received by the Stock Plan Manager of the Company no later than the 15th calendar day of any month if shares are to be purchased for that month; if the 15th falls on a non-business day, the immediately following business day. In such cases, the employee’s letter of instructions to the Company should clearly state that the funds are to be applied to the purchase of the Company’s Common Stock in accordance with the terms of the Plan.

The maximum number of shares that may be issued under the Plan from the authorized but unissued shares of the Company’s Common Stock shall be 3,500,000. An additional 2,500,000 shares may be purchased off the open market. Shares sold under the Plan may also be acquired by the Company from open market purchases. Only whole shares will be issued. No fractional shares may be purchased under the plan.

On the Price Determination Day, as defined in section 4, the Company will credit to the account of each Participant such number of whole shares of Common Stock as shall equal the amount remitted by the Participant under the Plan for the month in which the Price Determination Day occurs divided by the Market Price. Any funds remaining after such purchase will be added to succeeding remittances, which are to be applied to purchases on the next succeeding Price Determination Day.

4. MARKET PRICE

Participants shall purchase stock under the Plan at the Market Price which shall be 100 percent of the average daily closing prices of the Common Stock reported by the New York Stock Exchange (“NYSE”) for all trading days within the month that deductions were made, ending on the trading day immediately preceding the Price Determination Day. The Price Determination Day shall be the last business day of each month.

If there is no trading in the Common Stock on the NYSE (or if trading is halted or suspended) for a substantial amount of time during any trading day during the five day period or if publication of the sales prices of the Common Stock on any such trading day does not take place or contains a reporting error, the purchase price of shares purchased shall be determined by BancGroup on the basis of such market quotations or information as it shall deem appropriate.

5. PARTICIPANT’S ACCOUNT

The Company shall maintain for each Participant an account to which will be credited in the name of the Participant the number of shares purchased under the Plan. Certificates representing shares will not be issued to the Participant except as specified below. On an annual basis and whenever reasonably requested in writing, Participants will receive a statement of their accounts showing the purchase prices, shares purchased and other information for the year to date.

6. COSTS

Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.

7. CERTIFICATES

Certificates for shares of Common Stock purchased under the Plan will not be issued except as stated herein. However, certificates representing whole shares will be issued on written request if the Participant has accumulated 50 shares or more on account in the Plan. Further, certificates representing whole shares will be issued to Participants upon written request if such participant has left the Company’s employ, has terminated his participation in the Plan, or desires to sell his stock. Any remaining whole shares will continue to be credited to the to the Participant’s account. Certificates for fractions of a share will not be issued, and the Participant will be paid in cash at the Market Price for the month in which the Participant ceases to participate in the Plan for any fraction of a share left in the Participant’s account.

8. VOTING OF SHARES: DIVIDENDS

A Participant may vote at shareholders’ meetings any shares credited to such Participant’s account by which voting in person at any meeting or by submitting a duly executed proxy. A Participant will receive any dividend paid in cash on the shares credited to the Participant’s account in the Plan.

9. STOCK DIVIDENDS, STOCK SPLITS, AND PREEMPTIVE RIGHTS

Any stock dividends or stock splits distributed by the Company on shares credited to the account of a Participant under the Plan will be credited to the Participant’s account. Stock dividends or split shares distributed on shares for which certificates representing such shares have been issued to the Participant under the Plan will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

In the event that the Company makes available to its shareholders preemptive rights to purchase additional shares of Common Stock, the Participant will be entitled to receive any such rights on any shares of Common Stock credited to his account under the Plan.

10. TRANSFER OF SHARES

Shares credited to the account of a Participant under the Plan may not be sold, pledged, or assigned without the Participant first obtaining a certificate for such shares.

11. TERMINATION OF ACCOUNT

A Participant may terminate his account at any time by notifying the Company of such desire in writing. Promptly after termination, a certificate for the stock purchased and credited to the Participant’s account under the Plan will be issued and delivered to the Participant for all whole shares. Except as may be provided in section 16 hereof, a Participant who terminates his account may not resume participation in the Plan until six pay periods have passed.

12. AMENDMENT AND TERMINATION OF THE PLAN

Notwithstanding any other provision of the Plan, the Board of Directors of the Company or any designated committee thereof reserves the right to amend, suspend, modify, or terminate the Plan at any time, provided that the provisions of sections 1, 3 and 4 hereof shall not be amended more frequently than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the regulations thereunder, and provided further that the stockholders of the Company shall approve any amendments that would (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan. All Participants will receive notice of any such amendments, suspension or modifications. Upon a termination of the Plan, certificates for whole shares credited to a Participant’s account under the Plan will be issued to the Participant.

13. DUTIES AND RESPONSIBILITIES

The Company shall not have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this Plan, nor shall the Company have any duties, responsibilities or liabilities except such as are expressly set forth herein. The Company shall not be liable hereunder for any act done in good faith, or any good faith omission to act, including, without limitation, any claims of liability for any fluctuation in the market value after purchase of shares.

14. SUSPENSION OF PURCHASES

The Board of Directors of the Company may suspend or disallow any purchases under the Plan if such purchases would violate any federal or state securities laws or other applicable laws and regulations.

15. GOVERNING LAW

This Plan is governed by the laws of the State of Delaware.

16. CERTAIN PROVISIONS REGARDING EXECUTIVE OFFICERS

To the extent that certain Participants in the Plan may be covered by section 16(b) of the Securities Exchange Act of 1934, the participation by such persons in the Plan shall, in addition to the foregoing, be governed by the following provisions.

A. Any derivative security which may be created under this Plan shall not be transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Nothing in this Plan or this section, however, shall be deemed to create a derivative security.

B. Participants covered by section 16(b) who cease to participate in the Plan shall not be entitled to participate in the Plan again for six months.